Exhibit 99.1

Press Release

For further information:

EXACT Sciences Corporation
Jeffrey R. Luber
President & Chief Executive Officer
+1 (508) 683-1275

EXACT Sciences Receives NASDAQ Compliance Notice

Marlborough, MA – July 11, 2008 – EXACT Sciences Corporation (NASDAQ: EXAS) today announced that it received notice from The NASDAQ Stock Market dated July 10, 2008 that it is not in compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), which requires a listed security to maintain a minimum $50 million market capitalization for continued listing on The NASDAQ Global Market.  This notice has no immediate effect on the Company’s listing and its common stock will continue to trade on The NASDAQ Global Market.

In accordance with NASDAQ Marketplace Rule 4450(e)(4), EXACT will be provided a period of 30 calendar days, or until August 11, 2008, to regain compliance with the Rule.  The Company will regain compliance if it maintains a minimum $50 million market value of its common stock for at least 10 consecutive business days before August 11, 2008.  If EXACT has not regained compliance with the Rule by August 11, 2008, the NASDAQ staff will issue a letter notifying the Company that its common stock will be delisted. At that time, the Company may appeal the determination to delist its common stock to a Listings Qualifications Panel.

Alternatively, if the Company cannot meet the requirements for continued listing on The NASDAQ Global Market, it may apply to transfer to The NASDAQ Capital Market.  To transfer, the Company must satisfy the continued inclusion requirements for that market, including a $2.5 million minimum stockholders’ equity or $35 million minimum market capitalization.  The Company currently believes that it meets the continued inclusion requirements for listing on The NASDAQ Capital Market. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market.  The NASDAQ Capital Market consists of over 550 companies that have applied for listing, having met and continued to meet financial and liquidity listing requirements and agreed to meet specific corporate governance standards.

EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop, patient-friendly screening technologies for use in the detection of cancer.  EXACT maintains an exclusive license agreement with Laboratory Corporation of America® Holdings (LabCorp®) relating to the Company’s intellectual property.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology.  EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning the continued listing of its common stock on The NASDAQ Stock Market.   These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the volatility of EXACT Sciences’ common stock price; the ability of EXACT Sciences to secure FDA approval or clearance for any of its products; the ability to raise additional capital on acceptable terms; changes in FDA guidance or policy; the clinical performance and market acceptance of its technologies; and the success of its strategic relationship with Laboratory Corporation of America.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

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